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                          CERTIFICATE OF INCORPORATION

                                       OF

                            GRIC COMMUNICATIONS, INC.



                                    ARTICLE I

         The name of the corporation is GRIC Communications, Inc.


                                   ARTICLE II

         The address of the registered office of the corporation in the State of Delaware is 15 East North Street, Dover, 19901, County of Kent. The name of its registered agent at that address is Incorporating Services Ltd.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

         The total number of shares of stock which the corporation has authority to issue is 100 shares, all of which shall be Common Stock, $0.01 par value per share.


                                    ARTICLE V

         The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.


                                   ARTICLE VI

         Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.


                                   ARTICLE VII

         To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.


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         Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.


                                  ARTICLE VIII

         The name and mailing address of the incorporator is Lynda Twomey, c/o Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306.

The undersigned incorporator hereby acknowledges that the foregoing certificate is her act and deed and that the facts stated herein are true.



Dated:       April 15, 1998



                                                      Lynda Twomey, Incorporator